EXHIBIT 11
                  PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                     COMPUTATION OF THE NET INCOME PER SHARE
               FOR THE YEAR ENDED DECEMBER 31, 1996, 1995 AND 1994


(In thousands, net income per share         Primary   Fully diluted
in dollars)                                 earnings     earnings
                                            per share   per share
                                           ----------   ----------
1996
----
Net income applicable to common stock      $    8,961   $    8,961
Adjustment: Add back interest expense
  on convertible debt:                            --           101
                                           ----------   ----------
Adjusted net income applicable
  to common stock                          $    8,961   $    9,062
                                           ==========   ==========

Average number of shares
  subscribed & outstanding                     17,633       17,633
Average stock option shares                       579          580
Average convertible debt shares
  and warrants                                    394          685
                                           ----------   ----------

Shares for earnings calculation                18,606       18,898
                                           ==========   ==========

Net income per share                       $     0.48   $     0.48
                                           ==========   ==========

1995
----
Net income applicable to common stock      $    7,204   $    7,204
Adjustment: Add back interest expense
  on convertible debt:                           --             97
                                           ----------   ----------
Adjusted net income applicable
  to common stock                          $    7,204   $    7,301
                                           ==========   ==========

Average number of shares subscribed
  & outstanding                                14,645       14,645
Average reciprocal stockholdings                 (419)        (419)
Average stock option shares                     1,072        1,575
Average convertible debt shares and warrants     --            209
                                           ----------   ----------

Shares for earnings calculation                15,298       16,010
                                           ==========   ==========

Net income per share                       $     0.47   $     0.46
                                           ==========   ==========


1994
----
Net income applicable to common stock      $    4,504   $    4,504
                                           ==========   ==========

Average number of shares subscribed
  & outstanding                                14,535       14,535
Average reciprocal stockholdings                 (734)        (734)
Average stock option shares                       709          849
                                           ----------   ----------

Shares for earnings calculation                14,510       14,650
                                           ==========   ==========

Net income per share                       $     0.31   $     0.31
                                           ==========   ==========

NOTE: Primary and fully diluted income (loss) per share were computed by dividing net income (loss) by the average number of shares outstanding plus the common stock equivalents, which would arise from the exercise of dilutive stock options.




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